Exhibit 15.3

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of Kenon Holdings Ltd. of our report dated February 11, 2022 with respect to the consolidated statements of financial position of ZIM American Integrated Shipping Services Company, LLC and subsidiaries (“the Company”) as of December 31, 2021, 2020, and 2019, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each year of the three-year period ended December 31, 2021, and the related notes, which report is incorporated by reference in the December 31, 2021 annual report on Form 20-F of Kenon Holdings, Ltd.

/s/ Dixon Hughes Goodman LLP

Norfolk, Virginia
March 31, 2022